FOR IMMEDIATE RELEASE

 Contact:  Joseph C. O’Neill, Jr.
EVP/Chief Financial Officer
267-280-4000 x 232
                                                                                                           joneill@myhvb.com

HV BANCORP, INC. ANNOUNCES COMPLETION OF $21.8 MILLION INITIAL PUBLIC OFFERING AND MUTUAL-TO-STOCK CONVERSION

Huntingdon Valley, Pennsylvania, January 11, 2017 – HV Bancorp, Inc. (the “Company”), the holding company for Huntingdon Valley Bank (the “Bank”), announced that it completed its initial public offering and the mutual-to-stock conversion of the Bank on January 11, 2017. The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on January 12, 2017 under the ticker symbol “HVBC.”

The Company sold 2,182,125 shares of common stock at $10.00 per share for gross offering proceeds of $21.8 million. The offering was oversubscribed in the first category of the subscription offering by eligible account holders with aggregate balances of at least $50 as of the close of business on June 30, 2015. Direct Registration Statements reflecting the shares purchased in the offering and refund checks for any subscribers not receiving all or part of shares ordered are expected to be mailed on or about January 12, 2017.

Sandler O’Neill & Partners, L.P. was the Company’s selling agent in the offering. Luse Gorman, PC served as legal counsel to the Company and the Bank. Silver, Freedman, Taff & Tiernan LLP served as legal counsel to Sandler O’Neill & Partners, L.P.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: general economic trends, changes in interest rates, increased competition, changes in consumer demand for financial services, fiscal and monetary policies of the U.S. Government, and changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements.

Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required to be reported under the rules and regulations of the United States Securities and Exchange Commission.